As filed with the United States Securities and Exchange Commission on December 9, 2024.
Registration No. 333-262502
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________________________________________________________
ACREAGE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1463868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
366 Madison Avenue, 14th Floor
New York, New York 10017
(646) 600-9181
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
___________________________________________
Corey Sheahan, Esq.
366 Madison Avenue, 14th Floor
New York, New York 10017
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________________________
Copy to:
Kevin J. Roggow
Cozen O’Connor P.C.
3WTC, 175 Greenwich Street, 55th Floor
New York, New York 10007
Approximate date of commencement of proposed sale to the public: N/A. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment is being filed by Acreage Holdings, Inc. (the “Registrant”) to deregister all securities remaining unsold under the Registration Statement on Form S-3 (No. 333-262502) (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on February 3, 2022, pertaining to the registration for offer and sale of up to $300 million of the Registrant’s Class E subordinate voting shares, no par value (the “Fixed Shares”), Class D subordinate voting shares, no par value (the “Floating Shares”), debt securities, equity warrants, subscription receipts, rights and units, as well as the resale by security holders named therein of Fixed Shares and Floating Shares, including those underlying warrants.
Effective December 9, 2024, pursuant to and in accordance with (a) an arrangement agreement with Canopy Growth Corporation (“Canopy”) dated April 18, 2019, as amended, relating to the acquisition (the “Fixed Share Acquisition”) of all issued and outstanding Fixed Shares pursuant to the plan of arrangement under the Business Corporations Act (British Columbia) and (b) a plan of arrangement under the Business Corporations Act (British Columbia) in accordance with the arrangement agreement dated October 24, 2022, as amended, among the Company, Canopy and Canopy USA, LLC (“Canopy USA”) (the “Floating Share Acquisition” and together with the Fixed Share Acquisition, the “Acquisitions”), Canopy USA owns 100% of the issued and outstanding shares of the Registrant.
As a result of the Acquisitions, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 9, 2024.

Acreage Holdings, Inc. (Registrant)

Date: December 9, 2024	By:	/s/ Corey Sheahan
Corey Sheahan
Executive Vice President, General Counsel and Secretary
No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.